Exhibit 99.1
                                  -------------

              VIACOM TO SELL $1.5 BILLION IN GLOBAL DEBT SECURITIES


                  New York, New York, January 5, 2001 - Viacom Inc. (NYSE: VIA, VIA.B) has announced its intention to sell $1.5 billion of global debt securities to be comprised of 5-, 10- and 30-year maturities. Proceeds from the sale of securities will be used to repay existing short-term debt.



                  "This offering enables us to take advantage of attractive rates and convert our variable rate borrowings into fixed rate issues," said Fredric G. Reynolds, Chief Financial Officer of Viacom. "In addition, the pricing will also reflect Viacom's recent ratings upgrade to A3 by Moody's Investor's Service."



Viacom is the No. 1 platform in the world for advertisers, with preeminent positions in broadcast and cable television, radio, outdoor advertising, and online. With programming that appeals to audiences in every demographic category across virtually all media, the company is a leader in the creation, promotion, and distribution of entertainment, news, sports, and music. Viacom's well-known brands include CBS, MTV, Nickelodeon, VH1, Paramount Pictures, Infinity Broadcasting, UPN, TNN, CMT, Showtime, Blockbuster, and Simon & Schuster. More information about Viacom and its businesses is available at www.viacom.com.


                  The global debt securities to be offered have not been and will not be registered under the Securities Act of 1933, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933 and applicable state securities laws.





Contacts:

Media             Carl Folta                         Susan Duffy
-----             212-258-6352                       212-258-6347

Investors         Marty Shea                         Jim Bombassei
---------         212-846-6515                       212-258-6377